    As filed with the Securities and Exchange Commission on February 9, 1999
                                                    Registration No. 333-71949

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                AMENDMENT NO. 1
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                             YOUNETWORK CORPORATION
                 (Name of Small Business Issuer in its charter)

       Delaware                                                                                   13-399035
(State of Jurisdiction)  (Primary Standard Industrial Classification Code Number)  (I.R.S. Employee Identification No.)

                            New York, New York 10010
                                  212-576-2030
          (Address and telephone number of principal executive offices and principal place of business)
                              --------------------

                           Kyle S. Taylor, President
                             YouNetwork Corporation
                        220 East 23rd Street, Suite 607
                            New York, New York 10010
                                 (212) 576 2030

           (Name, address and telephone number of agent for service)
                        Copies of all communications to:

                  Silverman, Collura, Chernis & Balzano, P.C.
                               Gary W. Mair, Esq.
                       381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

                  Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration
            Statement.

                  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of he earlier effective registration statement for the same offering. [ ] ______________________________

                  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
        [ ] ______________________________

                  If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         [ ] _________________________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

======================================= ====================== ===================== ======================== =====================
                                                               Proposed Maximum      Proposed Maximum
                                                               Offering Price Per    Aggregate Offering
Title of Each Class of Securities to    Amount to be           Shares(1)             Price (1)                Amount of
be Registered                           Registered                                                            Registration Fee
======================================= ====================== ===================== ======================== =====================
Class A Common Stock, .0001 par value         1,000,000               $0.00                   $0.00                   $0.00
per share
======================================= ====================== ===================== ======================== =====================
Class B Common Stock, .0001 par value
per share                                     1,000,000               $1.00                $1,000,000                $280.00
======================================= ====================== ===================== ======================== =====================
Total                                         2,000,000                                    $1,000,000                $280.00
======================================= ====================== ===================== ======================== =====================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457(o).

                             YOUNETWORK CORPORATION
                             Cross-Reference Sheet
                            pursuant to Item 501(b)
                 Showing Location in Prospectus of Information
                         Required by Items of Form SB-2

        Registration Statement Item                 Caption in Prospectus
        ---------------------------                 ---------------------
 1.     Front of Registration Statement and         Facing Page; Cross-Reference Sheet;
        Outside Front Cover of Prospectus           Prospectus Cover Page
 2.     Inside Front and Outside Back Cover         Prospectus Cover Page; Prospectus
        Pages of Prospectus                         Back Cover Page
 3.     Summary Information and Risk Factors        Prospectus Summary; YouNetwork
                                                    Corporation; Risk Factors
 4.     Use of Proceeds                             Use of Proceeds
 5.     Determination of Offering Price             Risk Factors; Shares Eligible For Future
                                                    Sale
 6.     Dilution                                    Dilution and Other Comparative
                                                    Data
 7.     Selling Security holders                    Not Applicable
 8.     Legal Proceedings                           Not Applicable
 9.     Plan of Distribution                        Not Applicable
10.     Directors, Executive Officers, Promoters    Management;  Principal Stockholders
        and Control Persons
11.     Security Ownership of Certain Beneficial    Principal Stockholders
        Owners and Management
12.     Description of Securities                   Description of Securities
13.     Interest of Named Experts and Counsel       Legal Matters; Experts
14.     Disclosure of Commission Position on        Description of Securities
        Indemnification for Securities Act
        Liabilities
15.     Organization Within  One Year               Prospectus Summary; Risk Factors;
                                                    Business;Certain Transactions
16.     Description of Business                     Business
17.     Management's Discussion and Analysis        Management's Discussion and
                                                    Analysis
18.     Description of  Property                    Business
19.     Certain Relations and Related               Certain Transactions
        Transactions
20.     Market for Common Equity and Related        Outside Front Cover Of Prospectus;
        Stockholder Matters                         Description of Securities; Risk Factors
21.     Executive Compensation                      Management
22.     Financial Statements                        Financial Statements
23.     Changes in and Disagreements With           Not applicable
        Accountants on Accounting and Financial
        Disclosure

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         YouNetwork's Certificate of Incorporation, as amended and Bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of our Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LOA pursuant to the foregoing provisions, or otherwise, LOA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporation Takeover Provisions

         Section 203 of the Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (we did not make such an election) (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to render or vote stock held by the plan) or, (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during t he previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of LOA and therefore could discourage attempts to acquire LOA.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                                             $       $200
Printing and Engraving Expenses                                  $      5,000*
Legal Fees and Expenses (including blue sky fees and expenses)   $    100,000*
Accounting Fees and Expenses                                     $     15,000*
Transfer Agent's Fees and Expenses                               $      5,000*
Miscellaneous Expenses                                           $      2,000*
                                                                 -------------

    TOTAL                                                        $    127,200*

*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The following gives effect to the 330,000 to 1 exchange of Class C shares of Common Stock effected February 3, 1999, pursuant to an Agreement and Plan of Merger between YouNetwork, Corp., a New York corporation and the Registrant, YouNetwork.

         Pursuant to an agreement among YouNetwork, Dalia Silverman and Kleopatra Georgiades (the "Investors"), the Investors purchased from YouNetwork, for an aggregate purchase price of $200,000: (i) an aggregate of 8,910,000 shares of Common Stock (the "Purchased Shares") representing 27% of the issued and outstanding Common Stock, on a fully diluted basis; and (ii) Options (the "Purchase Options") to purchase in the aggregate such number of shares of Common Stock, at nominal consideration, as shall equal, in the aggregate when added to the Purchased Shares, 27% of the issued and outstanding Common Stock of YouNetwork on a fully dilluted basis, immediately following the sale of additional Common Stock by YouNetwork in consideration of the first $400,000 of Common Stock sale proceeds received by YouNetwork following December 4, 1998.

          The foregoing transaction was effected without registration under the Securities Act in reliance on the exemption from registration provided pursuant to Section 4(2) and Regulation D promulgated thereunder.

         Except as otherwise indicated, all exhibits listed below were filed with YouNetwork's initial filing, Form SB-2 on February 5, 1999.

ITEM 27.  EXHIBITS

     EXHIBIT NO.                       DESCRIPTION
     -----------                       ------------

         2.1* Agreement and Plan of Merger Agreement, dated February 3, 1999, by and between YouNetwork Corp., a New York corporation and YouNetwork Corporation, a Delaware corporation.

         3.1*     Certificate of Incorporation of Registrant, as amended

         3.2*     By-laws of Registrant

         4.1*     Specimen certificate representing Registrant's Class A Common
                  Stock

         4.2*     Specimen certificate representing Registrant's Class B Common
                  Stock

         5.1*** Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

         10.1*    Stockholders' Agreement, dated December 4, 1998

         10.2*    Stock and Warrant Purchase Agreement, dated December 4, 1998

         10.3*    Agreement between Muze, Inc. and YouNetwork , dated January
                  7, 1999

         10.4* Agreement between Qwest International Inc. (a successor in interest to LCI International Telecom Corp.), dated March 6, 1998.

         10.5* Agreement between Baker & Taylor, Inc. and YouNetwork, dated, July 9, 1998.

         23.1*** Consent of Silverman, Collura, Chernis & Balzano, P.C. (included in Exhibit 5.1)

         23.2**   Consent of Mahoney Cohen & Company, CPA, P.C.

         27*      Financial Data Schedule

         *  Previously filed
        **  Filed with this Amendment No. 1
       ***  To be filed by Amendment

         b.       Financial Statement Schedules.

                  None

ITEM 28. UNDERTAKINGS.

         (a)      Rule 415 Offerings.

         The undersigned issuer hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b)      Request for acceleration of effective date.

                  (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

                  (2) For determining liability under the Securities Act, treat the information in the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus file by the small business issuer under rule 424(b)(1), or (4) or 457(h) under the Securities Act as part of this registration statement as at the time the Commission declares it effective.

                  (3) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on February 9, 1999.

                                            YOUNETWORK CORPORATION

                                            By: s/Kyle S. Taylor
                                                ---------------------
                                                Kyle S. Taylor, President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with YouNetwork and on the dates indicated.

         SIGNATURE                 TITLE                          DATE
         ---------                 -----                          ----
/s/ Kyle S. Taylor         President                        February 9, 1999
------------------         Director
 Kyle S. Taylor

/s/ Don S. Senerath        Chief Executive Officer,         February 9, 1999
-------------------        Director
 Don S. Senerath

/s/ Peter R. Silverman     Director                         February 9, 1999
----------------------
 Peter Silverman

                                 EXHIBIT INDEX


     EXHIBIT NO.                       DESCRIPTION
     -----------                       ------------

         2.1* Agreement and Plan of Merger Agreement, dated February 3, 1999, by and between YouNetwork Corp., a New York corporation and YouNetwork Corporation, a Delaware corporation.

         3.1*     Certificate of Incorporation of Registrant, as amended

         3.2*     By-laws of Registrant

         4.1*     Specimen certificate representing Registrant's Class A Common
                  Stock

         4.2*     Specimen certificate representing Registrant's Class B Common
                  Stock

         5.1*** Opinion of Silverman, Collura, Chernis & Balzano, P.C. with respect to legality of the securities of the Registrant being registered

         10.1*    Stockholders' Agreement, dated December 4, 1998

         10.2*    Stock and Warrant Purchase Agreement, dated December 4, 1998

         10.3*    Agreement between Muze, Inc. and YouNetwork , dated January
                  7, 1999

         10.4* Agreement between Qwest International Inc. (a successor in interest to LCI International Telecom Corp.), dated March 6, 1998.

         10.5* Agreement between Baker & Taylor, Inc. and YouNetwork, dated, July 9, 1998.

         23.1*** Consent of Silverman, Collura, Chernis & Balzano, P.C. (included in Exhibit 5.1)

         23.2**   Consent of Mahoney Cohen & Company, CPA, P.C.

         27*      Financial Data Schedule

         *  Previously filed
        **  Filed with this Amendment No. 1
       ***  To be filed by Amendment